July 2007	Pricing Sheet dated July 24, 2007 relating to
Preliminary Terms No. 330 dated July 13, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
10.5% RevConsSM
Based on the Common Stock of Toll Brothers, Inc.
Reverse Convertible Securities
PRICING TERMS – JULY 24, 2007
Issuer:		Morgan Stanley
Stated principal amount:		$1,000 per RevCons
Aggregate principal amount:		$7,250,000
Issue price:		$1,000 per RevCons
Maturity date:		January 27, 2008
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the  closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:		Closing price trigger event
Exchange ratio:		42.3370
Trigger level:		80%
Trigger price:		$18.896 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:		January 23, 2008 (3 trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:		10.5% per annum, payable monthly beginning August 27, 2007.
Underlying stock:		Toll Brothers, Inc. common stock
Initial share price:		$23.62
Pricing date:		July 24, 2007
Original issue date:		July 27, 2007 (3 business days after the pricing date)
Listing:		The RevCons will not be listed on any securities exchange.
CUSIP:		617446M89
Agent:		Morgan Stanley & Co. Incorporated
Agent’s commissions:		Price to public	Agent’s commissions(1)	Proceeds to issuer
	Per RevCons	$1,000	$15	$985
	Totals	$7,250,000	$108,750	$7,141,250

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 330 dated July 13, 2007
Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.